Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FairPoint Communications, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-122809) and on Form S-3 (Nos. 333-127759 and 333-127760) of FairPoint Communications, Inc., and in the related prospectuses, of our report dated March 13, 2006 with respect to the consolidated balance sheets of FairPoint Communications, Inc. and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of FairPoint Communications, Inc. Our report refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective July 1, 2003.

/s/ KPMG LLP

Omaha, Nebraska
March 13, 2006